Exhibit 99.3

RIOT BLOCKCHAIN, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

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 Riot Blockchain, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Financial Information

On April 8, 2021, Riot Blockchain, Inc. (“we,” “us,” “our,” the “Company,” “Riot Blockchain, Inc.,” and “Riot”) entered into a stock purchase agreement with Northern Data AG, a German stock corporation (the “Seller”), and Whinstone US, Inc., a Delaware corporation and a wholly owned subsidiary of the Seller (“Whinstone”), which provided for Riot to acquire all of the issued and outstanding equity interests of Whinstone (the “Acquisition”). We completed the Acquisition on May 26, 2021 (the “Acquisition Date”). At the closing of the Acquisition, Riot paid to the Seller $80.0 million in cash, adjusted for net working capital and other items, and issued to the Seller 11,800,000 shares of Riot’s common stock, no par value. As part of cash at closing, net debt outstanding from Whinstone to its parent (seller) totaling $38 million was repaid as part of cash paid and certain seller transaction costs were paid. The Company also agreed to pay Seller up to approximately $86 million in additional consideration if certain future power credits are realized by Whinstone.

The unaudited pro forma condensed combined financial statements (“pro forma financial information”) have been prepared based on the historical financial statements of Riot and Whinstone, and are intended to provide you with information about how the Acquisition might have affected our historical financial statements. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021, and for the year ended December 31, 2020, combines the historical consolidated statement of operations of Riot for the corresponding periods, derived from the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on May 17, 2021, and Annual Report on Form 10-K filed with the SEC on March 31, 2021, with the respective historical statement of operations information of Whinstone as indicated below as if the Acquisition had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of March 31, 2021, combines the historical unaudited condensed consolidated balance sheet of Riot, derived from the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 17, 2021, and the historical unaudited balance sheet of Whinstone as of March 31, 2021, as if the Acquisition had occurred on March 31, 2021.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma financial information and:

•	the historical unaudited financial statements of Riot for the quarter ended March 31, 2021, included in Riot’s Quarterly Report on Form 10-Q filed with the SEC on May 17, 2021; and
•	the historical audited financial statements of Riot for the year ended December 31, 2020, included in Riot’s Annual Report on Form 10-K filed with the SEC on March 31, 2021: and
•	the Audited consolidated financial statements of Whinstone US, Inc. as of and for the years ended December 31, 2020, and 2019, and the notes related thereto, included in this Form 8-K, at Exhibit 99.1: and
•	The Unaudited consolidated financial statements of Whinstone US, Inc. as of and for the three months ended March 31, 2021, and 2020, and the notes related thereto, included in this Form 8-K at Exhibit 99.2.

The unaudited pro forma condensed combined financial statements are presented using the acquisition method of accounting, with Riot as the acquirer. The unaudited pro forma condensed combined financial statements will differ from our final acquisition accounting for a number of reasons, including that our estimates of fair values of assets acquired, liabilities assumed and consideration transferred, are preliminary and subject to change during the measurement period when our formal valuation is finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could be material.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. They have been prepared in accordance with Article 11 of Regulation S-X of the SEC and are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Acquisition as of the dates indicated, nor do they purport to project the future financial position or operating results of the combined company. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Acquisition.

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Riot Blockchain, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2021

(In thousands except share and per share amounts)	Riot	Whinstone (As Adjusted Note 2)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets					$—
Cash and cash equivalents	241,012	6,018	(71,155)	3 4.(e).	175,875
Accounts receivable	—	215			215
Derivative asset - current portion	—	—		2.	—
Prepaid expenses and other current assets	629	1,382			2,011
Cryptocurrencies	34,567	—			34,567
Total current assets	276,208	7,615	(71,155)		212,668
Property and equipment, net	28,306	51,906			80,212
Construction in progress	—	8,069			8,069
Deposits	70,730	9,275			80,005
Intangible assets, net	351	—	111,490	4. (a).	111,841
Goodwill	—	—	271,195	3 4.(c)	271,195
Derivative asset	—	95,716			95,716
Other long-term assets – related party	—	581			581
Other long-term assets	310	—	6,380	4. (d)	6,690
Total assets	$375,905	$173,162	$317,910		$866,977

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,904	$2,584	$—		$5,488
Accrued expenses	4,432	16,336			20,768
Customer deposits	—	6,315			6,315
Notes payable - related party, current portion	—	37,957	(37,957)	2., 3.	—
Deferred revenue, current portion	97	4,024			4,121
Other current liabilities	—	—			—
Total current liabilities	7,433	67,216	(37,957)		36,692
Deferred tax liability	—	18,800	23,000	4.(b).	41,500
Right of Use liability	—	—	8,350	4. (d).	8,350
Deferred revenue, less current portion	655	20,900			21,555
Contingent Purchase Price Payable	—	—	82,953	3. (1)	82,953
Total liabilities	8,088	106,913	76,346		191,350

Stockholders' equity
Preferred stock	11	—			11
Common stock	590,188	1	326,151	4. (h).	916,340
Additional paid-in capital	—	572	(572)	4. (h).	—
Retained earnings (accumulated deficit)	(222,382)	65,673	(84,015)	4. (h).	(240,724)
Total stockholders' equity	367,817	66,246	241,564		675,627
Total liabilities and stockholders' equity	$375,905	$173,162	$317,910		$866,977

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

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Riot Blockchain, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2021

(In thousands except share and per share amounts)	Riot	Whinstone	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$23,197	$4,061	$—		$27,258

Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown below)	7,534	19,669	124	4. (d), (f)	27,327
Selling, general and administrative	5,462	3,108	36	4. (d), (f)	8,606
Depreciation and amortization	2,846	1,192	3	4. (d), (f)	4,041
Impairment of long-term investments	—	—			—
Impairment of cryptocurrencies	—	—			—
Derivative Power transactions expense (income)	—	(131,038)			(131,038)
Total costs and expenses (credit)	15,842	(107,069)	163		(91,064)

Operating income (loss)	7,355	111,130	(163)		118,322

Other income (expense):
Interest expense – related party	—	(229)	229	4. (g).	—
Interest income	175	21			196
Interest expense	—	(533)			(533)
Realized gain on sale/exchange of cryptocurrencies	—	—			—
Other income (expense)	—	309			309
Total other income (expense)	175	(432)	229		(28)

Income (loss) before income taxes	7,530	110,698	66		118,294

Income tax benefit (expense)	—	(18,800)	—		(18,800)

Net income (loss)	$7,530	$91,898	$66		$99,494

Basic net income (loss) per share	$0.09				$1.05
Diluted net income (loss) per share	$0.09				$1.04

Basic weighted average number of shares outstanding	83,163,400		11,800,000	3	94,963,400
Diluted weighted average number of shares outstanding	83,712,151		11,800,000	3	95,512,151

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

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 Riot Blockchain, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2020

(In thousands except share and per share amounts)	Riot	Whinstone	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$12,081	$11,815	$—		$23,896

Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown below)	6,251	22,596	468	4. (d), (f)	29,315
Selling, general and administrative	10,251	7,620	18,510	4. (d)., (e).	36,381
Depreciation and amortization	4,494	2,664	13	4. (d)	7,171
Impairment of long-term investments	9,413	—			9,413
Impairment of cryptocurrencies	989	—			989
Derivative Power transactions expense (income)	—	(3,110)			(3,110)
Total costs and expenses	31,398	29,770	18,991		80,159

Operating income (loss)	(19,317)	(17,955)	(18,991)		(56,263)

Other income (expense):
Interest expense – related party	—	(408)	408	4. (g).	—
Interest income	85	120			205
Interest expense	—	(1,161)			(1,161)
Realized gain on sale/exchange of cryptocurrencies	5,184	—			5,184
Other income (expense)	1,381	—			1,381
Total other income (expense)	6,650	(1,449)	408		5,609

Income (Loss) before income taxes	(12,667)	(19,404)	(18,583)		(50,654)

Income tax benefit (expense)					—

Net income (loss)	(12,667)	(19,404)	(18,583)		(50,654)

Net (income) loss attributable to non-controlling interest	—	—	—		—

Net income (loss) attributable to Riot Blockchain	$(12,667)	$(19,404)	$(18,583)		$(50,654)

Basic and diluted net income (loss) per share	$(0.30)				$(0.94)

Basic and diluted weighted average number of shares outstanding	41,976,704		11,800,000	3	53,776,704

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

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Note 1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of March 31, 2021, combines our historical condensed consolidated balance sheet with the historical condensed balance sheet of Whinstone and has been prepared as if our acquisition of Whinstone had occurred on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021, and for the year ended December 31, 2020, combine our historical condensed consolidated statements of operations with Whinstone’s historical statements of operations and have been prepared as if the acquisition had occurred on January 1, 2020. All amounts are in thousands, except share and per share amounts.

We have accounted for the acquisition in this unaudited pro forma condensed combined financial information using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). In accordance with ASC 805, we use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the Acquisition Date. Goodwill as of the Acquisition Date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.

The pro forma adjustments described below were developed based on Riot management’s assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Whinstone based on preliminary estimates of fair value. The final allocation of the purchase consideration will differ from that reflected in the unaudited pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized following the completion of the acquisition.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information does not reflect any integration activities or cost savings from operating efficiencies, synergies, or other restructurings that could result from the Acquisition.

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Note 2. Adjustment to Historical Whinstone Balance Sheet

The historical condensed balance sheet of Whinstone as of March 31, 2021, has been revised on a pro forma basis to reflect the April 2021 settlement and collection of a $29 million current asset related to the power agreement with TXU, that is accounted for as a derivative and classified as a current asset with such funds thereupon used to reduce the note payable related party due to Northern Data, the Seller and former parent to Whinstone. The impact on the Whinstone historical balance sheet as of March 31, 2021, is as follows:

(In thousands except share and per share amounts)	Whinstone (Historical)	Whinstone Pro Forma Adjustments	Whinstone (As Adjusted)
ASSETS
Current assets
Cash and cash equivalents	$6,018	$—	$6,018
Accounts receivable	215		215
Derivative asset - Current Portion	29,000	(29,000)	—
Prepaid expenses and other current assets	1,382		1,382
Cryptocurrencies	—		—
Total current assets	36,615	(29,000)	7,615
Property and equipment, net	51,906		51,906
Construction in progress	8,069		8,069
Deposits	9,275		9,275
Intangible assets, net	—		—
Goodwill	—	—	—
Derivative asset	95,716		95,716
Other long-term assets – related party	581		581
Other long-term assets	—		—
Total assets	$202,162	$(29,000)	$173,162

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,584	$—	$2,584
Accrued expenses	16,336		16,336
Customer deposits	6,315		6,315
Notes payable - related party, current portion	66,957	(29,000)	37,957
Deferred revenue, current portion	4,024		4,024
Other current liabilities	—		—
Total current liabilities	96,216	(29,000)	67,2186
Deferred tax liability	18,800		18,800
Right of Use liability	—	—	—
Deferred revenue, less current portion	20,900		20,900
Contingent Purchase Price Payable	—	—	—
Total liabilities	135,916	(29,000)	106,916

Stockholders' equity
Preferred stock	—		—
Common stock	1		1
Additional paid-in capital	572		572
Retained earnings (accumulated deficit)	65,673		65,673
Total stockholders' equity	66,246	—	66,246
Total liabilities and stockholders' equity	$202,162	$(29,000)	$173,162

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Note 3. Preliminary Purchase Consideration and Related Allocation

Pursuant to the Agreement, Riot paid to the Seller $80.0 million in cash, (net of $27 million of net working capital and other adjustments) and issued to the Seller 11,800,000 shares of Riot’s common stock, no par value. The following table summarizes the components of the purchase consideration transferred (in thousands):

Merger Consideration:

Cash (including $38.1 million of debt pay off and certain Seller transaction costs)	$53,005
Common stock (11,800,000 shares at $27.64 per share)	326,152
Contingent purchase price payable (1)	82,953
Other	(192)
$461,918

(1)	Under the terms of the purchase agreement, the Seller is entitled to receive defined amounts, as realized by Whinstone, (net of income taxes) which arose as a result of the February weather event, which is further discussed in the March 31, 2021, financial statements included at Exhibit 99.2 with this Form 8-K filing. The amount represents the current preliminary fair value estimate and the timing payable, is contingent on the receipt or realization of the benefits by Whinstone. The measurement period is still open, and the amount is subject to adjustment as additional information becomes available and as additional analyses and final allocations are complete.

The pro forma cash utilized in the transaction totaled $71 million, consisting of the net purchase cash of $53 million plus closing expenses of $18 million.

The Acquisition will be accounted for using the acquisition method of accounting, which requires an allocation of the purchase price to the net assets acquired, based on their fair values as of the date of the Acquisition. Pro forma purchase price allocation adjustments have been made for the purpose of providing pro forma financial information based on current estimates and currently available information. These amounts are preliminary and subject to revision based on final determination of fair value and the final allocation of the purchase price to the assets and liabilities of Whinstone, and the revisions could be material. Any changes to the preliminary estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. The Company expects to finalize the valuation of acquired assets and liabilities assumed, and consideration transferred, as soon as practicable but not later than one year from the acquisition date.

The following table summarizes the preliminary allocation of the assets acquired and liabilities assumed based on their fair values on the assumed acquisition date (in thousands):

Purchase Price Allocation:
Cash and cash equivalents	$6,018
Accounts receivable	215
Prepaid and other current assets	1,382
Property and equipment	59,975
Intangible assets	111,490
Derivative asset	95,716
Other long-term assets	9,856
Accounts payable	(2,584)
Accrued expenses	(16,336)
Deferred revenues and customer deposits	(31,239)
Deferred tax liabilities	(41,800)
Operating lease liabilities	(1,970)

Total identifiable assets and liabilities acquired	190,723

Goodwill (1)	271,195

Total purchase consideration	$461,918

(1)	Goodwill represents the excess of Merger Consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed. Goodwill is attributable to the assembled workforce of experienced personnel at Whinstone and synergies expected to be achieved from the combined operations of Riot and Whinstone.

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Note 4. Transaction Accounting Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(a)	The net pro forma adjustment of $111 million to intangible assets reflects the identifiable intangible assets acquired, consisting of customer contracts, with an estimated useful average life of approximately 8.5 years based on the remaining lives of the customer contracts acquired. Fair value of the contracts was estimated by applying an income approach – multi period excess earnings method. The fair value was determined by calculating the present value of estimated future operating cash flows generated from the existing customers less costs to realize the revenue. The Company applied a discount rate of 21%, which reflected the nature of the assets as they relate to the risk and uncertainty of the estimated future operating cash flows. Other significant assumptions used to estimate the fair value of the customer contracts include, an assumed income tax rate of 21% and for expiring contracts a renewal probability of 80%, The straight-line amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited statements of operations at the rate of approximately $3.2 million per quarter.

(b)	The increase in long-term deferred tax liability of $23 million results from a $23 million increase in deferred tax liabilities related to fair value adjustments for fixed assets and non-deductible intangible assets using an estimated blended federal and state statutory rate of 21%.

(c)	The goodwill arising from the Acquisition will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event that Riot determines that the value of goodwill has become impaired, we will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is not deductible for tax purposes.

(d)	The pro forma adjustments to other long-term assets, other current liabilities and other long-term liabilities include the right of use assets from acquired leases and the associated amortization to reflect as if Whinstone had adopted ASU 2016-02, Leases (Topic 842). Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the consolidated balance sheet as both a right of use asset and lease liability, calculated by the fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset result in straight-line rent expense over the lease term. The standard was effective for Riot on January 1, 2019, but since Whinstone was not a public business enterprise (more specifically, it was a private company), it was not required to adopt the guidance until the acquisition by Riot, when the lease classification was assessed. As of March 31, 2021, the right of use asset totaled $6.4 million and is included with other long-term assets and the operating lease liability totaled $8.4 million. The difference of approximately $2.0 million, pertains to abandoned acquired leases that still have a remaining lease term. Additional expenses recorded for the right of use reporting totaled $682 thousand and $160 thousand in the 2020 and 2021 periods, respectively.

(e)	The transaction expenses totaling approximately $18 million is recorded as a pro forma adjustment in the pro forma combined statement of operations as of January 1, 2020, as selling, general and administrative expense for the year ended December 31, 2020. For the pro forma balance sheet as of March 31, 2021, the transaction expenses totaling approximately $18 million is recorded as a use of cash and as an increase in the accumulated deficit.

(f)	The pro forma adjustment to selling, general and administrative expense eliminates the $15 thousand per month management fees Whinstone was historically required to pay to its parent, the Seller.

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(g)	The pro forma adjustment to interest expense totaling $408 thousand and $229 thousand, for the periods ended December 31, 2020, and March 31, 2021, respectively, eliminates the interest paid to Seller since the debt was paid in full as provided in the purchase agreement, in connection with the closing of the Acquisition on May 26, 2021.

(h)	The pro forma adjustments to stockholders’ equity are as follows:

(In thousands)	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)

Value of Riot common shares issued in acquisition	$326,152	$—	$—
Accrual of transaction fees and expenses	—	—	(18,342)
Elimination of Whinstone historical stockholders’ equity	(1)	(572)	(65,673)

	$326,151	$(572)	$(84,015)

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